EXHIBIT 21

                SUBSIDIARIES OF STANDARD MANAGEMENT CORPORATION



                                                             STATE
                                         PERCENTAGE OF   OR COUNTRY IN
NAME OF SUBSIDIARY                        OUTSTANDING   WHICH ORGANIZED

Standard Life Insurance Company of Indiana    100%          Indiana
Dixie National Life Insurance Company        99.4%          Mississippi
Standard Marketing Corporation                100%          Indiana
Standard Marketing International, Ltd.        100%          Bermuda
Standard Investor Services Corporation        100%          Indiana
Standard Administrative Services, Inc.        100%          Indiana
Standard Management International S.A.        100%          Luxembourg
Premier Life (Luxembourg) S.A.                100%          Luxembourg
Premier Life (Bermuda) Limited                100%          Bermuda




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